Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of January 1, 2019 (the “Effective Date”)

BETWEEN:

ELECTRAMECANNICA VEHICLES CORP.

(the “Company”)

AND:

HENRY REISNER, an individual with a residential address at xxx

(the “Executive”)

WHEREAS:

A.           The Company is engaged in the business of developing, commercializing, manufacturing, selling and servicing electric vehicles.

B.           The Executive commenced employment with the Company as the Chief Operating Officer and President on or about July 1, 2016.

C.           The Company desires to continue to employ the Executive as its Chief Operating Officer and President and the Executive desires to accept such continued employment on the terms and conditions set out herein.

D.           The Company and the Executive agree that certain protection should be given to the Executive in the event of a Change of Control as defined herein.

NOW THEREFORE, in consideration of the above recitals and the representations, warranties, covenants and agreements set forth below in this Agreement, the Company’s provision to the Executive of certain Change of Control protections, the sufficiency of which is acknowledged by both parties, the parties agree as follows:

1.            INTERPRETATION

1.1          Defined Terms. In this Agreement, the following words will have the following meanings:

(a)          “Base Salary” has the meaning set forth in section 3.1;

(b)          “Board” means the Board of Directors of the Company;

(c)          “Cause” means:

(i)            the Executive's failure or refusal to perform lawful directives from the Board which are consistent with the scope and nature of, and professional standards of conduct related to, the Executive's duties and responsibilities under this Agreement or failure to perform the Executive’s duties and responsibilities in a competent and professional manner;

(ii)           material dishonesty of the Executive;

(iii)          the Executive's commission of any crime involving moral turpitude, fraud, defalcation or misrepresentation or any other crime that has or may have an adverse effect on the reputation of the Company;

(iv)         any gross or willful misconduct of the Executive resulting in material loss to the Company or damage to the reputation of the Company; or

(v)          any breach of the Executive's covenants contained in article 5 or any material breach of this Agreement by the Executive;

(vi)         any other act or omission which constitutes just cause at common law;

(d)          “Change of Control” means:

(i)            a merger, amalgamation, arrangement or reorganization of the Company with one or more corporations as a result of which, immediately following such event, the shareholders of the Company as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

(ii)           the Company sells or otherwise disposes of (including by way of an exclusive license) all or substantially all of its assets to any other person or entity, except a wholly-owned subsidiary of the corporation;

(iii)          any person, entity or group of persons or entities, acting jointly or in concert, acquires or gains ownership or control of more than 50% of the voting shares of the Company;

(iv)          a majority of the directors elected at any annual or special meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent management; or

(v)          any other event which the Company’s Board of Directors declares a Change of Control.

(e)          “Confidential Information” has the meaning set forth in section 5.1;

(f)          “Developments” has the meaning set forth in section 4.1;

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(g)          “Customer” means any person, business, or entity that was a customer (or potential customer provided the Executive was involved in the solicitation of or decision to solicit such potential customer) of the Company and (i) that the Executive had contact with during the Executive’s last twelve (12) months of employment; or (ii) about whom the Executive possessed or had access to Confidential Information during the Executive’s last twelve (12) months of employment with the Company;

(h)          “Permanent Disability” means that (i) the Executive has become eligible to receive long-term disability benefits under the Company’s then-current benefits plan for executives, as a result of physical or mental illness or injury, and (ii) a physician selected jointly by the Company and the Executive or the Executive's legal representative, has determined that Executive's incapacity is total and permanent;

(i)           “Restricted Period” has the meaning set forth in section 5.3;

(j)           “Severance Pay” has the meaning set forth in section 6.4;

(k)          “Term” has the meaning set forth in section 2.3;

1.2          Headings. Headings have been inserted in these provisions for convenience of reference only and will not affect their meaning or construction.

1.3          References. Unless otherwise stated, references to recitals, clauses, articles, sections, and exhibits will be references to this Agreement.

2.            EMPLOYMENT

2.1          Employment. The Company will continue to employ the Executive as the Company’s Chief Operating Officer and President.

2.2          Extent of Service. During the Term, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive will not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board, in writing; provided that the Executive may make passive personal investments, engage in outside non-competitive business activities, including being a director of non-competitive businesses, or engage in other activities for any charitable or other non-profit institution, provided, further, that such activities do not conflict with the interests of any member of the Company or otherwise interfere, individually or in the aggregate, with the performance of the Executive’s duties and responsibilities or the time required for the discharge of those duties and responsibilities.

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2.3          Term. This Agreement shall take effect on January 1, 2019 and shall be effective for a period of one (1) year, with an option to renew for an additional year by mutual agreement by both parties thereafter. (the “Term”).

2.4          Duties. The Executive will be responsible for such duties are as are customarily performed by one holding the position of Chief Operating Officer and President in similar business enterprises and as are reasonably necessary to the operations of the Company.

2.5          Reporting. The Executive will report to the Chief Executive Officer and the Board.

3.            COMPENSATION

3.1          Base Salary. The Company will pay the Executive an annual base salary from the Effective Date of $180,000. The Base Salary is subject to increase based on periodic reviews at the discretion of the Board.

3.2          Other Benefits. The Executive will be entitled to participate in all other benefits, perquisites, benefit plans or programs of the Company which are available generally to executives of the Company in accordance with the terms of such plans, benefits or programs, including, but not limited to, the following:

(a)          no less than five (5) weeks (25 days) paid vacation during each full fiscal year of the Executive’s employment (pro-rated for any partial year of employment).

(b)         group insurance coverage for medical, extended health, dental, life, long term disability as may be made available by the Company to its executive employees from time to time.

The Executive acknowledges that any of the benefits set out in subsection (b), above, are subject to the formal plan documents or policies and may also be modified or amended at any time by the Board in its sole and absolute discretion.

3.3          Directors & Officers Insurance and Indemnity. The Company will use commercially reasonable efforts to maintain an appropriate level of coverage for the Executive under its then-current Directors & Officers Insurance policy and will indemnify the Executive for all lawful acts (or omissions) undertaken by the Executive in the role of either director or Chief Executive Officer of the Company to the extent allowed by law.

3.4          Expenses. The Executive will be reimbursed for the Executive’s reasonable expenses related to and for promoting the business of the Company, including expenses for entertainment, travel and similar items that arise out of the Executive's performance of services under this Agreement, and any such expenses paid by the Executive from the Executive’s own funds will be promptly reimbursed to the Executive by the Company in accordance with the policies and procedures of the Company in effect from time to time.

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3.5          Stock Options. The Company may grant the Executive Stock Options from time to time in its absolute discretion. Any Stock Options granted will be in accordance with the following provisions:

(a)          the Stock Options will be subject to the terms and conditions of the Company stock option plan as may be amended from time to time by the Board in its absolute discretion;

(b)          the number of shares which may be purchased pursuant to the Stock Option will be in accordance with the Company’s plan for allocating amounts of stock options to employees, as determined by the Board, any committee of the Board to whom the Board has delegated that task, or any party to whom the Board has delegated that task;

(c)          the terms and conditions attaching to the Stock Option including, without limitation, the number of shares which may be purchased pursuant to the Stock Option, its exercise price, its term, its termination provisions and its vesting provisions, will be in the sole discretion of the Board or any party to whom that task has been delegated; and

(d)          Stock Options will otherwise be subject to the requirements of any stock exchange, securities commission or other similar regulatory body having jurisdiction and rules and policies adopted by the Company’s compensation committee.

3.6         Withholding of Taxes and other Statutory Remittances. The Company must withhold from any compensation and benefits payable under this Agreement all federal, provincial, or other taxes and statutory remittances as may be required pursuant to any law or governmental regulation or ruling.

3.7         Total Compensation. The Executive agrees that the compensation described in article 3 of this Agreement compensates him for all hours worked and that no overtime will be paid with respect to any hours worked by the Executive outside normal business hours.

4.           OWNERSHIP OF DEVELOPMENTS

4.1         Rights in Developments. All right, title and interest in and to any and all inventions, innovations, designs, artwork, logos, trade dress, ideas, processes, improvements, trade secrets and patentable and copyrightable material (and all other intellectual property rights therein) that the Executive develops or conceives of, solely or jointly with others, whether or not patentable or copyrightable, at any time during the employment of the Executive by the Company and which relate to potential or actual business activities of the Company (collectively, “Developments”) will be owned by the Company. For greater certainty, inventions or innovations that meet the following conditions will not be considered Developments if, and only if: (a) the invention or innovation was developed entirely on the Executive's own time; and (b) no equipment, supplies or facilities of the Company were used in its development.

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4.2          Disclosure. The Executive will disclose fully, as soon as practicable and in writing, all Developments to the Company.

4.3          Assignment and Registration. The Executive hereby assigns, transfers and conveys to the Company (or such other member of the Company as the Company may nominate from time to time) all of the Executive’s right, title and interest in and to any and all such Developments since initiation of Executives employment to the Company. The Executive hereby waives in whole all moral rights which the Executive may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. If requested to do so by the Company during the Term, the Executive agrees to provide the Company with any document or perform any act necessary to enable the Company to establish ownership, including, inter alia:

(a)          complete and obtain patent, trademark or copyright applications or registrations;

(b)          complete and obtain extension, validation, reissue, continuance or renewal applications or registrations; and,

(c)          evaluate or oppose any trademark or design applications, registrations or uses by third parties under Canadian or foreign law with respect to any Developments.

The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by the Executive in compliance with the provisions of this section 4.3.

5.           CONFIDENTIALITY AND RESTRICTIVE COVENANTS

5.1         Confidential Information. The Executive acknowledges and agrees that the Executive will have, during the course of the Executive’s relationship with the Company, access to confidential, proprietary, business and trade secret information of the Company including information concerning the technology, research, test procedures and results, machinery, equipment, hardware, software, programs, manufacturing processes and products, assembly, services used, identity and description of components, purchasing, accounting, engineering, marketing, selling and servicing, business methods, business plans and strategies, existing and potential customers and any information or lists concerning the same, pricing, margins, billing methods and revenue models and sales and marketing plans used, manufactured or developed by or for the Company, and information concerning suppliers or customers thereof, developed and used in the course of the business of the Company and which has been and will be disclosed to the Executive in confidence (“Confidential Information”). Confidential Information does not include: (i) information generally known or available in the industry, unless it is available in the industry by reason of a breach by the Executive or by another of a legal obligation or duty; or (ii) information provided by a person that is not a party to or bound by the terms of this Agreement and who did not receive the same, directly or indirectly, from a member of the Company.

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5.2         Non-Disclosure. The Executive hereby agrees that the Executive will not, during the Executive’s employment with the Company or thereafter, use or disclose the Confidential Information to any person for any reason or purpose whatsoever other than for the benefit of the Company in furtherance of the Executive’s duties under this Agreement. Upon request by the Company at any time, and upon termination of the Executive’s employment with the Company, for any reason or no reason whatsoever, the Executive will return promptly to the Company, all Confidential Information and all software programs, papers, books, and any other property, documents and data belonging to, or related to, the business of the Company.

5.3         Non-Competition. The Executive agrees that for a period commencing on the Effective Date and continuing for one (1) year after the termination of the Executive’s employment for any reason (such period is referred to as the “Restricted Period”), not to, directly or indirectly, on the Executive’s own account or on behalf of others, serve as an employee, officer, director or consultant, or in any other similar capacity or make investments (other than open market investments in no more than five percent (5%) of the outstanding stock of any publicly traded company) in or on behalf of any person, firm, corporation, association or other entity whose activities or products compete with the activities or products of the Company, at the time of termination, specifically developing, commercializing, manufacturing, selling and servicing electric vehicles (the “Competitive Activities and Products”) and where such engagement (as an employee, officer, director or consultant) would involve assisting such competitor with developing, commercializing, selling, manufacturing, or servicing Competitive Activities and Products. The Executive acknowledges and agrees that the Company Group provides products and service worldwide and understands that this restriction applies to the Executive on a worldwide basis. The Executive further acknowledges and agrees that he will be able to make a living, notwithstanding these restrictions.

5.4         Non-Solicitation of Customers and Potential Customers. The Executive agrees during the Restricted Period not to, directly or indirectly, other than for the benefit of the Company, on the Executive’s own account or on behalf of others, solicit or recruit or accept any business relating to the Competitive Activities and Products from a Customer (and their successors or assigns) and that the Executive will not take any steps, directly or indirectly, to cause or to assist any other person to cause the Customer to cease doing business with the Company, or to decrease its level of business with the Company.

5.5         Non-Solicitation of Employees and Others. The Executive agrees during the Restricted Period not to directly induce or influence, or seek to induce or influence any person who is engaged by the Company as an employee, agent, independent contractor, or otherwise to leave the employ of or terminate the relationship with the Company or any successor or assign.

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5.6         Notification Requirement. If the Executive takes up a position as an employee, officer, director, consultant or other similar capacity during the Restricted Period, he will give notice to the Company of such position within thirty (30) days following the date upon which he takes up such position. Such notice will state the name and address of the person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such person. The Executive will provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Executive’s obligations under this article 5.

5.7         Severability. In the event that a covenant included in this article 5 will be deemed by any court to be unreasonably broad or otherwise unenforceable in any respect, the court may sever the unenforceable covenant from this Agreement such that such unenforceable covenant will be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this article 5 will not be affected thereby.

5.8         Equitable Relief. The Executive recognizes and acknowledges that irreparable injury would be caused to the Company by violating any of the provisions of article 5 for which the Company would have an inadequate remedy at law. The Executive therefore agrees that in addition to and without limitation of any rights which the Company may otherwise have, at law or in equity, the Company will have the right to temporary, preliminary, and permanent injunctive relief against the Executive in a court of competent jurisdiction in the event of such breach, or threatened breach, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law. No bond need be posted in conjunction with the application for, or issuance of, an injunction (which requirement is hereby specifically and expressly waived by the Executive).

5.9         Survival. The restrictive covenants contained in this article 5 will survive the termination of the Executive’s employment and termination of this Agreement. The Executive agrees that the covenants contained in this article 5 are reasonable with respect to their duration and scope, are necessary to protect the Company’s Confidential Information, customer relationships, and goodwill, and that the covenants are ancillary to or part of an otherwise enforceable agreement.

6.           TERMINATION

6.1         Termination for Cause. The Company will have the right to and may terminate this Agreement and the Executive’s employment hereunder for Cause immediately upon written notice to the Executive. Following any such termination of this Agreement for Cause by the Company, the Company will have no further obligations to the Executive under this Agreement other than the Company’s obligation to:

(a)           pay the Executive Base Salary accrued to the date of termination;

(b)           pay the Executive any accrued and unused vacation; and,

(c)           reimburse the Executive for expenses incurred by the Executive through the termination date that are reimbursable pursuant to section 3.4.

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6.2         Termination Without Cause. The Company will have the right to and may terminate this Agreement and the Executive’s employment hereunder at any time, for any reason or for no reason, without Cause, immediately upon notice to the Executive. Following any such termination of this Agreement without Cause by the Company, the Company will have no further obligations to the Executive under this Agreement other than the Company’s obligation to:

(a)           pay the Executive Base Salary accrued to the date of termination;

(b)          pay the Executive Severance Pay as determined in accordance with section 6.4 ;

(c)           reimburse the Executive for expenses incurred by the Executive through the termination date that are reimbursable pursuant to section 3.4; and

(d)           pay the Executive any accrued and unused vacation.

6.3         Change of Control. Within twelve (12) months following a Change of Control, the Executive may, in the Executive’s sole discretion, elect to terminate the Executive’s employment on the provision of written notice to the Company. Following any such termination of this Agreement, the Company will have no further obligations to the Executive under this Agreement other than the Company’s obligation to:

(a)           pay the Executive Base Salary accrued to the date of termination;

(b)           pay the Executive Severance Pay as determined in accordance with section 6.4;

(c)           reimburse the Executive for expenses incurred by the Executive through the termination date that are reimbursable pursuant to section 3.4; and

(d)          pay the Executive any accrued and unused vacation.

6.4         Severance Pay. In the event that the Executive’s employment is terminated

(a)           by the Company, without Cause; or

(b)           by the Executive, in accordance with section 6.3,

the Executive will be entitled to “Severance Pay” in an amount equal to twelve (12) months of Base Salary plus one (1) additional month of Base Salary for each full year employed with the Company to a maximum of eighteen (18) months of Base Salary.

In addition, all Stock Options will accelerate and vest as at the date of termination and be exercisable for the greater of 180 days or the greatest time permitted for exercise after any termination of employment as set out in the Company stock option plan.

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The Company will pay the Executive Severance Pay forthwith, but in any event within two (2) weeks of the termination date (subject to earlier payment of some of the Severance Pay in accordance with the requirements of the British Columbia Employment Standards Act). The Executive agrees that Severance Pay exceeds the Executive’s entitlements under the British Columbia Employment Standards Act. Upon satisfaction of its obligations under this section and under section 6.2 or 6.3, as applicable, the Company shall have no further liability or obligation to the Employee under this Agreement, including but not restricted to liability for severance pay, for failure to give reasonable notice, or for damages in lieu of reasonable notice.

6.5         Release. Any obligation of the Company to the Executive hereunder for payments pursuant to sections 6.2, 6.3 is conditioned expressly upon the Executive executing a release of claims in a form substantially similar to the form of Exhibit A.

6.6         Resignation by the Executive. The Executive resign by providing the Company with not less than ninety (90) days prior written notice, in which case this Agreement will terminate, and all obligations of each party to the other under this Agreement will terminate, on the date specified in the notice, other than the Company’s obligation to:

(a)           pay the Executive Base Salary accrued to the date of termination;

(b)           reimburse the Executive for expenses incurred by the Executive through the termination date that are reimbursable pursuant to section 3.4; and

(c)           pay the Executive any accrued and unused vacation pay.

In its discretion, the Company may elect to place the Executive on leave with pay and benefits during the notice period.

6.7         Death or Disability. This Agreement will automatically terminate upon the death or Permanent Disability of the Executive, and upon such termination, the Company’s obligations under this Agreement will immediately terminate other than the Company’s obligation to:

(a)           pay the Executive Base Salary accrued to the date of termination;

(b)           pay the Executive any accrued and unused vacation pay; and

(c)           reimburse the Executive for expenses incurred by the Executive through the termination date that are reimbursable pursuant to section 3.4.

In the event that the Executive dies or suffers a Permanent Disability, any payments due and owing to the Executive under this subsection 6.7 will enure to the benefit of the Executive’s heirs and/or estate.

6.8         Statutory Withholdings. For greater clarity, payments under this article 6 are subject to the necessary deductions and/or withholdings required by law.

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7.           Release. It shall be a pre-condition of the payments set out in section 6 herein that the Consultant sign a Release of all claims and potential claims against the Company.

8.           GENERAL PROVISIONS

8.1         Governing Law. This Agreement and the rights and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the Province of British Columbia applicable to contracts made and to be performed therein without regard to its conflicts or choice of law provisions. In connection with any disputes which arise out of or in connection with this Agreement, the parties hereto hereby agree to submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

8.2         Currency. Unless otherwise provided in this Agreement, all dollar amounts are in Canadian dollars.

8.3         Notice. All notices referred to in this Agreement will be in writing and may be delivered by ordinary first-class pre-paid post to the other party at such address as each party advises the other in writing, from time to time; furthermore, every notice will be deemed to have been received and given when it should, in the ordinary course of postage, have been delivered at the address to which it was sent.

8.4         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes any and all prior and collateral agreements with the exception of the original sale agreement between the Executive and the Company. Understandings, statements and negotiations of the parties. There are no terms, obligations, covenants, representations, statements or conditions, whether oral or written, express or implied, other than those contained herein. No variation or modification of this Agreement, nor waiver of any of the terms and provisions hereof, will be deemed valid unless it is in writing and signed by both parties.

8.5         Benefit. This Agreement will enure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of the Executive under this Agreement are personal to the Executive, and any voluntary or involuntary alienation, assignment or transfer by the Executive will be null and void.

8.6         Severability. If any provision of this Agreement, as applied to any party or to any circumstance, will be found by a court to be void, invalid or unenforceable, the same will in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

8.7         Consideration. The Executive acknowledges the restrictions and limitations provided herein, including, but not limited to, the restrictions and limitations set forth in article 4 (Ownership of Developments) and article 5 (Confidentiality and Restrictive Covenants) are reasonable and necessary for the protection of the Company’s Confidential Information, trade secrets, customer relationships, and goodwill.

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8.8         Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

8.9         Enforcement Costs. If any party institutes any action or proceeding to enforce this Agreement or any provision herein, or for damages by reason of any alleged breach of this Agreement, the prevailing party in any such action or proceeding will be entitled to receive from the other party all costs and expenses, including reasonable legal fees, incurred by the prevailing party in connection with the action or proceeding.

8.10       Counterparts and Scanned Signatures. This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together will constitute but one single agreement. The parties are authorized to provide and agree to accept from the other party electronically scanned (portable document format) signatures on a counterpart to this Agreement from the other party, and such portable document file will be deemed to be an original counterpart signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have, through duly authorized officials, executed this Agreement effective as of the Effective Date.

ELECTRAMECANNICA VEHICLES CORP.

Per:	/s/ BAL BHULLAR
BAL BHULLAR
CHIEF FINANCIAL OFFICER

SIGNED, SEALED and DELIVERED by	)
HENRY REISNER in the presence of:	)
)
)
	)	/s/ HENRY REISNER
	)	HENRY REISNER
)
)
)
)
)

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EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Electramecannica Vehicles Corp. (the “Company”) signed as of _____________________ (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries, parents, and other affiliates and all of its and their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, from the beginning of time through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment. For instance, without limiting the generality of the foregoing, the claims released herein include, but are not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, termination pay, severance pay, commissions, bonus, overtime pay, incentive compensation, benefits (including, but not limited to, short-term and long-term disability benefits), interest, vacation pay, negligence, personal injury, aggravated or punitive damages, or any claims whatsoever under the British Columbia Employment Standards Act, British Columbia Human Rights Code, or any other applicable federal, provincial or local laws, statutes, regulations, or ordinances, as well as any and all common law causes of action. I further represent that I am aware of my rights under the British Columbia Human Rights Code and the British Columbia Employment Standards Act, and confirm that the Releasees have complied with the British Columbia Human Rights Code and the British Columbia Employment Standards Act in respect of my employment and cessation from such employment, and all related matters.

I CONFIRM there are no outstanding claims in regards to my cessation of employment.

IT IS COVENANTED AND AGREED that I will not publish, post or disseminate any derogatory, inflammatory or disparaging materials or comments regarding the Releasees.

IT IS UNDERSTOOD AND AGREED that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the said Releasees, said liability in fact being denied.

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FURTHER IT IS UNDERSTOOD AND AGREED THAT in the event that I should hereafter make any claim or demand or commence or threaten to commence any action or complaint against the Releasees for or by reason of any cause, matter or thing in respect of the matters released herein, this document may be raised as an estoppel to any claim, demand, action or complaint commenced in regard to the aforesaid. I agree that if I violate this covenant not to sue, I will pay all costs and expenses of defending against the proceeding or claim incurred by the Releasees, including lawyer’s reasonable fees and disbursements.

IT IS COVENANTED AND AGREED that I will not disclose the terms or nature of the settlement evidenced by the within Release of Claims, save and except for my immediate family, my legal and financial advisors, and only after these individuals agree to be bound by the confidentiality terms of this settlement, or as may be required by law.

IN WITNESS WHEREOF I have hereunto executed this Release of Claims by affixing my hand and seal this _____ day of _________________, ______, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED and DELIVERED by	)
HENRY REISNER in the presence of:	)
)
)
)
Witness Signature	)	HENRY REISNER
)
Name	)
)
Address	)
)

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